FOR IMMEDIATE RELEASE

PRESS RELEASE

Please Contact:

Investor Relations

(949) 264-1475

ir@bluewaterrestaurantgroup.com

www.bluewaterrestaurantgroup.com

Blue Water Announces Management Expansion

Canton, Georgia – June 17, 2013 – Blue Water Restaurant Group, Inc. (OTCBB: BUWR) announces that it has appointed Scott Sitra to Blue Water’s Board of Directors.  In addition to this appointment, Mr. Sitra was appointed to the officer positions of President, Treasurer and Secretary.  Michael Hume resigned from these positions as well as from the Board of Directors.  Mr. Hume was subsequently appointed to the newly created position of Vice President.

Mr. Sitra brings with him 26 years of experience involving publicly traded micro-cap companies, including regulatory and compliance measures, financing, and day-to-day operations.  Mr. Sitra will be immediately tasked with seeking new sources of financing and maintaining Blue Water’s good standing with securities regulators.  Mr. Hume will now focus his energy on accelerating the development of the Blue Water Bar & Grill™ brand.

Mr. Hume stated, “It is with great pleasure that Scott agreed to come on board.  His involvement will relieve me from dealing with the time consuming burden of SEC filings and associated paperwork, which was monopolizing most of my time.  From this point forward I will be able to focus my efforts exclusively on building restaurants which is the sole reason I founded this company.”

Blue Water Restaurant Group, Inc. is a publicly held developer of casual dining restaurant properties.  Blue Water is currently developing a chain of casual dining restaurants in popular tourist destinations throughout the Caribbean region under the Blue Water Bar & Grill™ brand.

Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Blue Water Restaurant Group, Inc.) may contain statements that are forward-looking, such as statements relating to the future anticipated direction of the food and beverage industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth, and prospective dealings and joint venture projects.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Blue Water.  These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in tax laws.  For a description of additional risks and uncertainties, please refer to Blue Water’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report filed on Form 10-K.